Filed Pursuant To Rule 433

Registration No. 333-286293

September 19, 2025

X/Twitter Post:

Live Address: https://x.com/Grayscale/status/1969009120922755250

Introducing Grayscale CoinDesk Crypto 5 ETF (Ticker: $GDLC), our newest fund tracking the 5 most established (largest and most liquid) cryptocurrencies.¹

$GDLC offers broad exposure to the crypto asset class while focusing on the most current market leaders

#Bitcoin, #Ethereum, $SOL, $XRP, and $ADA.

$GDLC features:

Exposure to over 90% of the crypto market’s capitalization² in one fund.

Crypto 5 Index tracking. Index developed by @CoinDeskMarkets, a leading crypto index provider.

Automatically rebalanced quarterly to ensure alignment with the evolving market leadership in crypto.

See important disclosures and learn more about $GDLC: etfs.grayscale.com/gdlc

GDLC Grayscale Coindesk Crypto 5 ETF

¹ Largest and most liquid assets reflect eligibility for U.S. exchange and custody accessibility and U.S. dollar or U.S. dollar-related trading pairs. Exclusions include stablecoins, memecoins, gas tokens, privacy tokens, wrapped tokens, staked assets, or pegged assets. Largest is defined by circulating supply market capitalization, and most liquid is defined by 90-day median daily valued traded. ² Source: CoinDesk as of 07/31/2025, based on the crypto market’s total investable universe. Grayscale CoinDesk Crypto 5 ETF ("GDLC" or the "Fund") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, 290 Harbor Drive, Stamford, CT 06902. GDLC, an exchange traded product, is not registered under the Investment Company Act of 1940, as amended (“40 Act”), and therefore is not subject to the same regulations and protections as 40 Act registered ETFs and mutual funds. GDLC is subject to significant risk and heightened volatility. Cryptocurrency assets are not suitable for an investor who cannot afford the loss of the entire investment. An investment in GDLC is not a direct investment in cryptocurrencies. 20250918-4578246 If an active trading market for the shares does not develop or continue to exist, the market prices and liquidity of the shares may be adversely affected. Foreside Fund Services, LLC is the Marketing Agent and Grayscale Investments Sponsors, LLC is the sponsor of GDLC.

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Live Address: https://www.linkedin.com/posts/grayscale-investments_capture-the-crypto-opportunity-with-grayscale-activity-7374774824763547649-U-1a/?utm_source=share&utm_medium=member_desktop&rcm=ACoAABkRy9QBp2qcIXY0gNtd5Hpc3TCXzReMGcI

Text:

Capture the crypto opportunity with Grayscale CoinDesk Crypto 5 ETF (Ticker: GDLC), our newest fund tracking the 5 most established (largest and most liquid) cryptocurrencies.¹

GDLC offers broad exposure to the crypto asset class while focusing on the most current market leaders: Bitcoin, Ethereum, Solana, Ripple, and Cardano.

GDLC features:

Exposure to over 90% of the crypto market’s capitalization² in one fund.

Crypto 5 Index tracking. Index developed by CoinDesk Indices, a leading crypto index provider.

Automatically rebalanced quarterly to ensure alignment with the evolving market leadership in crypto.

See important disclosures and learn more about GDLC: https://lnkd.in/edJemKkx

Read the press release: https://lnkd.in/eVDV4U2t

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¹ Largest and most liquid assets reflect eligibility for U.S. exchange and custody accessibility and U.S. dollar or U.S. dollar-related trading pairs. Exclusions include stablecoins, memecoins, gas tokens, privacy tokens, wrapped tokens, staked assets, or pegged assets. Largest is defined by circulating supply market capitalization, and most liquid is defined by 90-day median daily valued traded.
² Source: CoinDesk as of 8/29/2025, based on the crypto market’s total investable universe.

Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.

GDLC, an exchange traded product, is not registered under the Investment Company Act of 1940, as amended (“40 Act”), and therefore is not subject to the same regulations and protections as 40 Act registered ETFs and mutual funds. GDLC is subject to significant risk and heightened volatility. Cryptocurrency assets are not suitable for an investor who cannot afford the loss of the entire investment. An investment in GDLC is not a direct investment in cryptocurrencies.

If an active trading market for the shares does not develop or continue to exist, the market prices and liquidity of the shares may be adversely affected.

Foreside Fund Services, LLC is the Marketing Agent and Grayscale Investments Sponsors, LLC is the sponsor of GDLC.

GDLC Grayscale Coindesk Crypto 5 ETF

Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.